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                                                                    EXHIBIT 99.7

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]



Board of Directors
Ultramar Diamond Shamrock Corporation
6000 North Loop 1604 West
San Antonio, Texas 78249

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated May 5, 2001, to the Board of Directors of Ultramar Diamond Shamrock Corporation (the "Company") as Appendix D to the Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") relating to the proposed merger transaction involving the Company and Valero Energy Corporation and to the reference in the Registration Statement to our firm and to our opinion under the headings "SUMMARY - Opinions of Financial Advisors - UDS" and "THE MERGER - Opinion of UDS's Financial Advisor." In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,


/s/ BANC OF AMERICA SECURITIES LLC
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BANC OF AMERICA SECURITIES LLC

New York, New York
May 25, 2001